Exhibit 99.1

United Fire Group, Inc. Declares Common Stock Cash Dividend and Appoints Susan E. Voss to the Board of Directors

CEDAR RAPIDS, IOWA – February 21, 2014 – (GLOBE NEWSWIRE) -- United Fire Group, Inc. (NASDAQ/GS: UFCS)
Today, the Board of Directors of United Fire Group, Inc. (the "Company") declared a common stock quarterly cash dividend of $0.18 per share. This dividend will be payable March 17, 2014, for shareholders of record as of March 3, 2014. The Company has consistently paid a quarterly dividend since March 1968.
At that same meeting, the Board of Directors of United Fire Group, Inc. appointed Susan E. Voss as a director of the Company. Ms. Voss is Vice President and General Counsel for American Enterprise Group, Inc. in Des Moines, Iowa. Prior to joining American Enterprise Group, Ms. Voss had a 31 year career in Iowa State government including 20 years with the Iowa Insurance division. She served as Iowa Insurance Commissioner from 2005 to 2013. Ms. Voss will serve on the Compensation Committee and the Risk Management Committee of the Board of Directors. At the Company's Annual Meeting of Shareholders scheduled for May 21, 2014, Ms. Voss will stand for election to a full, three-year term of office.

About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent insurance agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life insurance agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact:
Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com